Exhibit 3.10

DB Online, LLC

Operating Agreement

This Operating Agreement (this “Agreement”) of DB Online, LLC (the “Company”) is entered into by United Pet Group Inc., a Delaware corporation, as sole member (in its capacity as the sole member of the Company, the “Member”).

WHEREAS, the Company has been formed as a limited liability company under the Hawaii Limited Liability Company Act (§ 428-105 et. seq.), as amended from time to time (the “Act”), by the filing of articles of organization in the Department of Commerce and Consumer Affairs of the State of Hawaii.

The Member hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is DB Online, LLC.

2. Articles of Organization and Qualification to Do Business. The Member, as an authorized person within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all articles of organization required or permitted by the Act to be filed in the Department of Commerce and Consumer Affairs of the State of Hawaii. The Member shall also execute, deliver and file any other articles (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any and all jurisdictions in which the Company may wish to conduct business.

3. Purpose and Powers. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

The Company will possess and may exercise all the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and may take any action not prohibited under the Act or other applicable law, so far as such powers and actions are, in the sole discretion of the Member, necessary, convenient or desirable to the conduct, promotion or attainment of the business, purposes or activities of the Company.

4. Term; Fiscal Year. The term of the Company commenced on the date the articles of organization of the Company were filed in the Department of Commerce and Consumer Affairs of the State of Hawaii, and will continue until dissolved as provided herein. The fiscal year end of the Company will be December 31.

5. Principal Business Office. The principal business office of the Company shall be maintained at 98-030 Hekaha Street, Building 7, Suite 10, Aiea, Hawaii 96701.

6. Registered Office and Agent. The registered agent for service of process and the registered office shall be that person and location reflected in the articles of organization of the Company as filed in the Department of Commerce and Consumer Affairs of the State of Hawaii. The Member may, from time to time, change the registered agent or office through appropriate filing with the Department of Commerce and Consumer Affairs of the State of Hawaii. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

7. Member. The name and the mailing address of the Member are as follows:

Name	Address
United Pet Group, Inc.	463 Ohio Pike, Suite 303
Cincinnati, OH 45255

8. Limited Liability; Indemnification. (a) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company by reason of being a member of the Company or exercising any rights under this Agreement.

(b) To the fullest extent permitted by law, the Company shall indemnify the Member and the officers, directors and shareholders of the Member, against any and all liability incurred and/or for any act performed by them in good faith and/or for any act in good faith omitted to be performed by them in good faith (including, without limitation, reasonable legal and other professional fees and expenses as the same are incurred) as or on behalf of a Member (or affiliate thereof) of the Company.

9. Admission; Transfer of Membership Interests. The Member is deemed admitted as the Member of the Company upon its execution and delivery of this Agreement.

10. Distributions. Except as otherwise provided by the Act, distributions may be made to the Member at the times and in the aggregate amounts determined by the Member.

11. Management. The business and affairs of the Company shall be managed by the Member in its sole discretion, subject to the provisions of the Act. The Member shall have the power in its sole discretion to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Hawaii. The Member is an agent of the Company for the purpose of the Company’s business, and the actions of the Member taken in accordance with such powers set forth in this Agreement shall bind the Company.

12. Dissolution. The Company shall be dissolved without further action by the Member and its affairs wound up upon the first to occur of any of the following events:

(a) The written consent of the Member;

(b) The sale or distribution of all or substantially all of the Company’s assets;

(c) The retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act;

(d) An event that makes it unlawful for all or substantially all of the business of the Company to be continued; provided that any cure of illegality within ninety days after notice to the Company of the event shall be effective retroactively to the date of the event; or

(e) Upon application, the entry of a decree of judicial dissolution under Section 428-801 of the Act.

In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order or priority, set forth in Section 428-806 of the Act.

13. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Hawaii (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

14. Amendments. This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member.

15. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its successors, transferees, and assigns.

16. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 12th day of March, 2004.

United Pet Group, Inc.

By:	/s/ John Heil
Name: John Heil
Title: Chief Executive Officer

WWW.BUSINESSREGISTRATIONS.COM	FORM LLC-INFO
7/2003

STATE OF HAWAII

DEPARTMENT OF COMMERCE AND CONSUMER AFFAIRS

Business Registration Division

1010 Richards Street

Mailing Address: P.O. Box 40, Honolulu, Hawaii 96810

INFORMATION FOR DOMESTIC LIMITED LIABILITY COMPANY

Chapter 428, Hawaii Revised Statutes

Designated Office and Agent for Service of Process

Section 428-107 provides that a domestic limited liability company shall designate and continuously maintain in this State: (1) an office, which need not be a place of its business in this State; and (2) an agent and street address of the agent for service of process on the company. An agent shall be an individual resident of this State, a domestic entity, or a foreign entity authorized to transact business or conduct affairs in this State, whose business office is identical with the registered office.

Section 428-108 provides that a domestic limited liability company may change its registered office or registered agent by delivering to the director for filing, a statement of change setting forth the information required by this section.

Section 428-109 provides that an agent may resign as the registered agent by delivering a statement of resignation to the director for filing. The statement may include a statement that the registered office is also discontinued. The registered agent shall mail one copy of the statement of resignation to the limited liability company’s registered office, if not discontinued, and one copy to the limited liability company at its principal office. The appointment of the registered agent shall terminate and the registered office discontinued if so provided, thirty-one days after the date on which the statement was filed.

Member’s Right to Information

Section 428-408 provides that a domestic limited liability company shall provide members and their agents and attorneys access to any of its records at reasonable locations specified in the operating agreement. The company shall provide former members and their agents and attorneys access for proper purposes to records pertaining to the period during which they were members. The right of access includes the opportunity to inspect and copy records during ordinary business hours. The company may impose a reasonable charge, limited to the costs of labor and material, for copies of records furnished.

A domestic limited liability company shall furnish to a member, and to the legal representative of a deceased member or member under legal disability: (1) without demand, information concerning the company’s business or affairs reasonably required for the proper exercise of the member’s rights and performance of the member’s duties under the operating agreement or Chapter 428; and (2) on demand, other information concerning the company’s business or affairs, except to the extent the demand or the information demanded is unreasonable or otherwise improper under the circumstances.

A member has the right, upon a signed record given to the domestic limited liability company, to obtain at the company’s expense a copy of any operating agreement in record form.

SEE REVERSE SIDE FOR MORE INFORMATION.